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Exhibit 99(a)(i)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

        Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Clough Global Opportunities Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as
	follows:	The Name of Statutory Trust: Clough Global Allocation Fund

	[set forth amendment(s)]	..
3.	This Certificate of Amendments shall be effective on June 15, 2004.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 15th day of June, 2004 A.D.

By:	/s/ EDMUND J. BURKE Trustee
Name:	Edmund J. Burke Type or Print

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STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST